Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Achieves First Quarter 2015 Revenue of $57.4 Million

Expands Stellarex™ Program to Below the Knee Market

Updates 2015 Outlook

COLORADO SPRINGS, Colo. (April 23, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three months ended March 31, 2015. Highlights of the quarter, all compared with the three months ended March 31, 2014 include:

•	Revenue of $57.4 million, up 45% (47% constant currency1)

•	Vascular Intervention revenue of $36.5 million grew 82% (84% constant currency)

•	U.S. peripheral atherectomy revenue grew 16%

•	AngioSculpt® revenue of $14.0 million achieved

•	Lead Management revenue of $16.4 million increased 14% (16% constant currency)

•	U.S. revenue grew 53% to $48.6 million; International revenue grew 12% (24% constant currency) to $8.8 million

•	Record placements of 54 laser systems

•	Stellarex program expands to below the knee (BTK) market; Investigational Device Exemption (IDE) discussions underway with FDA; Stellarex BTK European launch planned in late 2016

•	CE submission on Drug-Coated Coronary AngioSculpt; targeting mid-2016 European launch

“Solid execution across commercial, clinical and new product development is evident,” said Scott Drake, President and Chief Executive Officer. “Our Lead Management and International businesses continue with solid double-digit growth. Our Vascular Intervention portfolio is profoundly strengthening, especially in our drug-coated balloon (DCB) platform, and record laser placements bode well for future growth. Vascular performance is generally on track, yet scoring balloons in the United States are feeling the effect of recent competitive DCB launches. Given recent launches, it is difficult to predict long-term impact, therefore we are guiding investors to the low end of our previously provided outlook.”

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1Constant currency and non-GAAP net loss are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Net loss for the three months ended March 31, 2015 was $27.3 million, or $0.65 per share, compared with net loss of $5.7 million, or $0.14 per share, for the three months ended March 31, 2014. Non-GAAP net loss1, which primarily excludes acquisition-related items, for the three months ended March 31, 2015 was $12.5 million, or $0.30 per share, compared with non-GAAP net loss of $5.2 million, or $0.13 per share, for the three months ended March 31, 2014.

2015 Financial Outlook

Spectranetics management continues to project revenue in the range of $258 million to $265 million, an increase of 26% to 29% over 2014, but is guiding to the low end of the range. The revision reflects the potential impact of DCB products recently launched by competitors on the U.S. AngioSculpt business. As a result, Vascular Intervention revenue is anticipated to be at the low end of the previously provided 41% to 46% range. More specifically, AngioSculpt revenue is projected in the range of $59 million to $66 million, compared with previous outlook of $62 million to $66 million. The remainder of our revenue outlook is unchanged, including ISR revenue of $15 million to $20 million, and Lead Management revenue of 8% - 10% growth compared with last year.

Net loss for 2015 is projected to be within a range of $78.0 million to $82.0 million, or $1.84 to $1.93 per share, compared with $58.0 million to $62.0 million, or $1.36 to $1.46 previously provided. The increased net loss consists of approximately $14 million of incremental spending associated with the Stellarex program and $6 million of increased costs related to litigation with TriReme Medical, Inc.

The projected net loss from the Stellarex program has been increased from approximately $30 million, or $0.71 per share, to approximately $44 million or $1.04 per share. The increased costs are primarily due to accelerating the BTK program, and non-recurring integration costs. Management estimates launch of the Stellarex BTK product in Europe in late 2016 and has submitted a pre-IDE application to the Food and Drug Administration to support a randomized clinical trial in the U.S.

Non-GAAP net loss for 2015 is projected to be within a range of $41.3 million to $45.3 million, or $0.97 to $1.07 per share, compared with $31.9 million to $35.9 million, or $0.75 to $0.84 per share previously provided. See “Reconciliation of non-GAAP Financial Measures” later in this release. Additional details supporting the 2015 outlook are provided below:

•
Gross margin is unchanged and expected to be within a range of 74.5% to 75.0%. This includes improvement of approximately 50 basis points within the current business, which is offset by the dilutive impact of approximately 50 to 100 basis points associated with establishing manufacturing operations for the Stellarex product line.

•
Research, development and other technology expenses are expected to be approximately 27.0% to 28.0% of revenue, revised from 25.5% to 26.0% provided previously. The increase is entirely due to costs associated with the Stellarex program.

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1Constant currency and non-GAAP net loss are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. MT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers, conference ID 19910355, or access the webcast on the investor relations section of the Company’s website at: www.spectranetics.com. The webcast will be available on the Company’s website for 14 days following the completion of the call.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

Spectranetics recently acquired AngioScore Inc., a leading developer, manufacturer and marketer of cardiovascular, specialty scoring balloons, and the Stellarex drug-coated balloon platform from Covidien.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee as well as the AngioSculpt scoring balloon used in both peripheral and coronary procedures and the Stellarex drug-coated balloon platform. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2015 outlook including projected revenue and expenses, net loss and gross margin. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore and Stellarex into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead removal products, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034, our debt adversely affecting our financial health and prevent us from fulfilling our debt service and other obligations, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2014 Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$57,422	$39,614
Cost of products sold	14,802	10,334
Amortization of acquired inventory step-up	251	—
Gross profit	42,369	29,280
Operating expenses:
Selling, general and administrative	36,942	27,740
Research, development and other technology	15,261	6,087
Medical device excise tax	806	525
Acquisition transaction and integration costs	10,391	271
Acquisition-related intangible asset amortization	3,170	137
Contingent consideration expense	1,024	38
Total operating expenses	67,594	34,798
Operating loss	(25,225)	(5,518)
Other (expense) income, net	(1,933)	4
Loss before taxes	(27,158)	(5,514)
Income tax expense	147	147
Net loss	$(27,305)	$(5,661)

Net loss per common share:
Basic and diluted	$(0.65)	$(0.14)
Weighted average shares outstanding:
Basic and diluted	42,156	41,354

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$43,639	$95,505
Accounts receivable, net	38,831	41,090
Inventories, net	27,670	25,446
Deferred income taxes, current portion, net	2,200	2,200
Other current assets	9,180	8,093
Total current assets	121,520	172,334
Property and equipment, net	38,260	33,819
Debt issuance costs, net	6,668	6,912
Goodwill and intangible assets	275,800	252,514
Other assets	1,541	1,371
Total assets	$443,789	$466,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$39,207	$41,343
Convertible senior notes	230,000	230,000
Other non-current liabilities	34,774	33,450
Stockholders’ equity	139,808	162,157
Total liabilities and stockholders’ equity	$443,789	$466,950

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2014				2015
(000’s, except laser sales and installed base amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr

Disposable products revenue:
Vascular Intervention revenue (ex-AngioSculpt)	$20,021	$22,496	$21,634	$24,371	$22,492
Vascular Intervention revenue (AngioSculpt)	—	—	14,942	14,684	14,021
Total Vascular Intervention revenue	20,021	22,496	36,576	39,055	36,513
Lead Management revenue	14,470	16,114	17,569	18,509	16,431
Total disposable products revenue	34,491	38,610	54,145	57,564	52,944

Laser, service, and other revenue	5,123	4,945	4,641	5,395	4,478

Total revenue	39,614	43,555	58,786	62,959	57,422
Non-GAAP gross margin percentage (excluding amortization of acquired inventory step up) (1)	73.9%	75.9%	75.0%	74.8%	74.2%

Net loss	(5,661)	(6,565)	(13,944)	(14,731)	(27,305)

Cash flow used in operating activities	(8,359)	(1,111)	(3,403)	(7,576)	(22,874)
Total cash and cash equivalents at end of quarter	120,866	107,027	103,538	95,505	43,639

Laser sales summary:
Laser sales from inventory	9	8	7	11	6
Laser sales from evaluation/rental units	4	1	5	2	2
Total laser sales	13	9	12	13	8

(1) Non-GAAP gross margin percentage (excluding amortization of acquired inventory step up) is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measure.

Worldwide Installed Base Summary:
Laser sales from inventory	9	8	7	11	6
Rental placements	20	32	34	26	37
Evaluation placements	8	6	11	8	11
Laser placements during quarter	37	46	52	45	54
Buy-backs/returns during quarter	(17)	(15)	(11)	(10)	(16)
Net laser placements during quarter	20	31	41	35	38
Total lasers placed at end of quarter	1,164	1,195	1,236	1,271	1,309

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31, 2015			March 31, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$48,600	$—	$48,600	$31,772	53%	53%
International	8,822	917	9,739	7,842	12%	24%
Total revenue	$57,422	$917	$58,339	$39,614	45%	47%

Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31, 2015			March 31, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$36,513	$363	$36,876	$20,021	82%	84%
Lead Management	16,431	402	16,833	14,470	14%	16%
Laser System, Service & Other	4,478	152	4,630	5,123	(13)%	(10)%
Total revenue	$57,422	$917	$58,339	$39,614	45%	47%

THE SPECTRANETICS CORPORATION
Reconciliation of gross margin to non-GAAP gross margin excluding amortization of acquired inventory step-up (in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Gross profit, as reported	$42,369	$29,280
Amortization of acquired inventory step-up (1)	251	—
Adjusted gross profit, excluding amortization of acquired inventory step-up	$42,620	$29,280

Gross margin percentage, as reported	73.8%	73.9%
Non-GAAP gross margin percentage, excluding amortization of acquired inventory step-up	74.2%	73.9%

Footnote explanations can be found following the last non-GAAP tables.

Reconciliation of Net Loss to Non-GAAP Net Loss (in thousands) (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net loss, as reported	$(27,305)	$(5,661)
Acquisition transaction and integration costs (2)	10,391	271
Amortization of acquired inventory step-up (1)	251	—
Acquisition-related intangible asset amortization (3)	3,170	137
Contingent consideration expense (4)	1,024	38
Non-GAAP net loss	$(12,469)	$(5,215)

Reconciliation of Net Loss Per Share to Non-GAAP Net Loss Per Share (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net loss per share, as reported	$(0.65)	$(0.14)
Acquisition transaction and integration costs (2)	0.25	0.01
Amortization of acquired inventory step-up (1)	0.01	—
Acquisition-related intangible asset amortization (3)	0.08	—
Contingent consideration expense (4)	0.02	—
Non-GAAP net loss per share (5)	$(0.30)	$(0.13)

THE SPECTRANETICS CORPORATION
Reconciliation of 2015 Projected Net Loss to Non-GAAP Projected Net Loss (in millions) (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss, GAAP	$(82.0)	$(78.0)
Acquisition-related transaction and integration costs (6)	19.0	19.0
Acquisition-related amortization & contingent consideration expense (7)	17.7	17.7
Non-GAAP net loss	$(45.3)	$(41.3)

Reconciliation of 2015 Projected Net Loss Per Share to Non-GAAP Projected Net Loss Per Share (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss per share, GAAP	$(1.93)	$(1.84)
Acquisition-related transaction and integration costs (6)	0.45	0.45
Acquisition-related amortization & contingent consideration expense (7)	0.41	0.41
Non-GAAP net loss per share (5)	$(1.07)	$(0.97)
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1)	Amortization of acquired inventory step-up relates to the inventory acquired in the AngioScore acquisition.

2)
Acquisition transaction and integration costs primarily relate to the AngioScore and Stellarex acquisitions, which closed on June 30, 2014 and January 27, 2015, respectively, and included investment banking fees, accounting, consulting, and legal fees, severance and retention costs, and non-recurring costs associated with establishing manufacturing operations to support the Stellarex program. In addition, these costs included $1.2 million, $5.6 million, and $8.0 million during the third and fourth quarters of 2014 and the first quarter of 2015, respectively, for legal fees associated with a patent-related and breach of fiduciary duty matter in which AngioScore is the plaintiff.

3)	Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015.

4)
Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones.

5)	Per share amounts may not add due to rounding.

6)
Acquisition-related transaction and integration costs include AngioScore severance and retention costs of $2.1 million, legal fees associated with a patent-related matter in which AngioScore is the plaintiff of $10.6 million and estimated transaction and integration costs for the Stellarex acquisition of $6.3 million.

7)
Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015, and the amortization of acquired inventory step-up related to the inventory acquired in the AngioScore acquisition. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts that may be payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Amortization expense, while not requiring cash settlement, is an ongoing and recurring expense and has a material impact on GAAP net income or loss and reflects costs to us not reflected in non-GAAP net loss.

•
Items such as the acquisition transaction and integration costs and contingent consideration expense excluded from non-GAAP net loss can have a material impact on cash flows and GAAP net loss and reflect economic costs to us not reflected in non-GAAP net loss.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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